Exhibit 99.1

CareDx Completes Orderly Management Transition

SOUTH SAN FRANCISCO, Calif., November 1, 2021 – CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced that the company has completed its transition from Peter Maag, PhD, to Reginald Seeto, MBBS, as Chief Executive Officer.

Concurrent with the appointment of Dr. Seeto as President and Chief Executive Officer of CareDx in November 2020, Dr. Maag had agreed to serve as Executive Chairman of the company’s Board of Directors to facilitate an orderly transition. Now that this transition is complete, Dr. Maag will step down as Executive Chairman but will continue to serve the company as a member of its Board of Directors. Michael D. Goldberg, CareDx’s lead independent Director, will resume his prior role as independent Chair, a position he previously held from 2011 to 2019.

About CareDx CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Marketing

Officer 415-287-2393

sking@CareDx.com

Investor Relations

Ian Cooney

(415) 722-4563

investor@CareDx.com